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                                                                  EXHIBIT 23.2

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Historical Condensed Financial Information and Comparative Per Share Data," "Selected Historical Consolidated Financial Data of Clarent" and "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-38216) of Clarent Corporation for the registration of up to 5,000,000 shares of its common stock and to the inclusion therein of our report dated January 19, 2000, with respect to the consolidated financial statements and schedule of Clarent Corporation.

                                             /s/ ERNST & YOUNG LLP


Palo Alto, California
July 6, 2000